Exhibit 99.1

 NEWS
RELEASE

                                                                                                                                                                                  Vectren Corporation
                                                                                                   P.O. Box 209
                                                                                                   Evansville, IN 47702-0209

Investor Contact                                           Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact                                           Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

January 30, 2008

Vectren Corporation Reports 2007 Results
Affirms Outlook for 2008

•	Vectren fourth quarter and annual earnings per share were $0.53 and $1.89, respectively, compared to $0.46 and $1.44, respectively, a year ago
•	North gas rate increase settlement filed
•	Dividends increased for 48th consecutive year
•	Contributed $5.8 million of Synfuel earnings to the Vectren Foundation

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported 2007 net income of $143.1 million, or $1.89 per share, compared to $108.8 million, or $1.44 per share, in 2006.  The increase in 2007 results of $0.45 per share is attributable to higher gas and electric retail utility margins and increased earnings from the sale of wholesale power.  Results also reflect increased earnings from the company’s nonutility operations, primarily infrastructure services, and increased synfuel-related results.

Fourth quarter net income was $39.9 million, or $0.53 per share, compared to $34.9 million, or $0.46 per share, in the fourth quarter of 2006.  Excluding synfuel-related results, net income was $45.2 million, or $0.60 per share, as compared to $36.5 million, or $0.48 per share, in 2006.  The increase in 2007 results of $0.12 per share, exclusive of the non-recurring synfuel-related results, is attributable to higher utility operating results and the nonutility group’s fourth quarter 2006 nonrecurring $0.09 per share litigation settlement charge.

The final year of synfuel operations resulted in earnings of $6.8 million, or $0.09 per share, of which $3.8 million after tax, or $0.05 per share, was contributed to the Vectren Foundation.

 “We had an excellent year in 2007, achieving solid growth in both our utility operations and our complementary nonutility business groups, “said Niel C. Ellerbrook, Vectren’s Chairman and CEO.  “We continued our focus on providing customer solutions to help lower gas utility bills.  Last year, we implemented Conservation Connection gas programs which have helped customers achieve more than $700,000 in annual avoided gas costs.  We are now seeking approval to add an electric demand side management program designed to assist our electric customers reduce their energy use.”

“Looking forward to 2008 and beyond, we expect earnings growth to continue as our utility business will benefit from rate relief implemented in August 2007 and expected increases to be implemented in 2008.   Our nonutility businesses are well positioned to produce sustainable long-term growth through reinvestment of earnings in firm gas storage capacity and new coal mine reserves, as well as the growing markets for our infrastructure services,” Ellerbrook added.

 Summary Results

•
Utility earnings increased $15.1 million, or $0.19 per share, during the year, due primarily to the base rate increases in the Vectren South gas and electric service territories, the combined impact of increased residential and commercial usage and lost margin recovery, favorable weather, and increased wholesale power marketing margins offset somewhat by higher operating costs including depreciation and a lower effective tax rate in 2006.  Of the annual increase, $2.5 million occurred in the fourth quarter and was driven primarily by the base rate increases and higher earnings from wholesale power marketing.

•
Primary nonutility group results increased $9.2 million, or $0.12 per share.  The increase was primarily attributable to higher Miller Pipeline (Miller) earnings and the unfavorable impact of the ProLiance litigation settlement recorded in the fourth quarter of 2006. The increased contribution from Miller of $3.8 million is due largely to more large gas construction projects, pricing increases, and Vectren’s 100 percent ownership of Miller in 2007.  Earnings from Energy Systems Group and retail gas marketing operations were also favorable year over year.  Operating earnings from ProLiance were down year over year by $2.0 million as the favorable impact of their increased storage capacity was more than offset by lower volatility in the wholesale natural gas markets.  Coal mining earnings were $2.0 million in 2007 compared to $5.0 million in 2006 due to compliance with new Mine Safety and Health Administration (MSHA) seal and safety guidelines and the associated lost production and higher sulfur content from coal mined under a revised mining plan.  Nonutility group earnings for the quarter were nearly flat, excluding the litigation settlement charge recorded in 2006.

Dividend Increased 48th consecutive year
In October 2007, Vectren’s board of directors increased its quarterly dividend payable December 3, 2007 by 3.2 percent.  Dividends paid have increased for 48 consecutive years.  Today, the board declared a quarterly common stock dividend of 32 ½ cents per share, unchanged from the prior quarter.  The dividend will be payable March 3, 2008 to shareholders of record at the close of business on February 15, 2008.

2008 Earnings Guidance
The company continues to expect 2008 earnings in the range of $1.85 to $2.05 per share. In addition, the company is targeting 2009 earnings per share growth of 5% or more over projected 2008 earnings per share.

These earnings expectations are based on normal weather in the company’s electric and Ohio service territories throughout 2008 and the following year and slightly lower than historic volatility in the wholesale natural gas markets affecting ProLiance.  However, changes in these events or other circumstances the company cannot anticipate could materially impact earnings, and could result in earnings for 2008 and the following years significantly above or below this guidance.  These targeted ranges are subject to such factors discussed below under “Forward-Looking Statements.”

Vectren South Electric Base Rate Order Received

On August 15, 2007, the company received an order from the Indiana Utility Regulatory Commission (IURC) which approved a settlement agreement with the Indiana Office of Utility Consumer Counselor (OUCC) and other interveners regarding the proposed changes to the base rates and charges for its electric distribution business in southwestern Indiana.  The order provides for an approximate $60.8 million electric rate increase to cover, among other things, the company’s cost of system growth, maintenance, safety and reliability.  The order also provides for timely recovery, at Federal Energy Regulatory Commission (FERC) rates, of the company’s investment in certain new electric transmission projects that benefit the Midwest Independent System Operator (MISO) infrastructure both within and outside of the company’s service territory.  The order is based on an overall rate of return of 7.32 percent on rate base of approximately $1,044 million and an authorized return on equity (ROE) of 10.4 percent.

Vectren South Gas Base Rate Order Received

On August 1, 2007, the company received an order from the IURC which approved the settlement agreement, with a minor modification, previously reached with the OUCC and other interveners regarding its Vectren South gas rate case.  The order provided for a base rate increase of $5.1 million and an authorized ROE of 10.15 percent, with an overall rate of return of 7.20 percent on rate base of approximately $122 million.  The order also includes removal of $2.6 million of costs from base rates to be recovered through existing tracking mechanisms. Further, additional expenditures for a multi-year bare steel and cast iron capital replacement program will be afforded certain accounting treatment that mitigates earnings attrition from the investment between rate cases.

Vectren North Gas Base Rate Settlement Agreement Reached

On November 16, 2007, the company announced it had reached a settlement agreement with the OUCC and other interveners to adjust its gas base rates and charges in its North service territory.  The settlement agreement provides for a base rate increase of $16.3 million and an ROE of 10.2 percent, with an overall rate of return of 7.8 percent on rate base of approximately $793 million.  The settlement also provides for the recovery of $10.6 million of costs through separate cost recovery mechanisms rather than base rates.  Similar to the Vectren South rate case, additional expenditures for a multi-year bare steel and cast iron capital replacement program will be afforded certain accounting treatment that mitigates earnings attrition from the investment between rate cases.

If the IURC approves the settlement agreement, the company will have in place for its North gas territory weather normalization, a conservation and lost margin recovery tariff, tracking of gas cost expense related to bad debts and unaccounted for gas through the existing gas cost adjustment mechanism, and tracking of pipeline integrity expense.  A hearing on the settlement before the IURC was held December 13, 2007, and an order is expected in early spring 2008.

Vectren Energy Delivery of Ohio Files for Increase in Base Rates with the Public Utilities Commission of Ohio (PUCO)

In November 2007, the company filed with the PUCO a request for an increase in its base rates and charges for VEDO’s distribution business in its 17-county service area in west central Ohio.  The filing indicates that an increase in base rates of approximately $27 million is necessary to cover the ongoing cost of operating, maintaining and expanding the approximately 5,200-mile distribution system used to serve 318,000 customers.

In addition, the company is seeking extension of the decoupling mechanisms currently in place to encourage customer conservation and is also seeking approval of expanded conservation-oriented programs, such as rebate offerings on high-efficiency natural gas appliances for existing and new home construction, to help customers lower their natural gas bills.  The company is also seeking approval of a multi-year bare steel and cast iron capital replacement program.

The company anticipates an order from the PUCO in late 2008.

Conservation Programs Enter Second Year

In December 2006, the IURC approved a settlement agreement that provides for a five year energy efficiency program. It allows the company’s Indiana utilities to recover the costs of promoting the conservation of natural gas through trackers that work in tandem with a lost margin recovery mechanism. The order was implemented in the North service territory in December 2006 and provides for recovery of 85 percent of the difference between weather normalized revenues actually collected by the company and the revenues approved in the company’s last rate order.  Recovery of 100 percent of the difference between weather normalized revenues actually collected by the company and authorized revenues is included as a provision in the settlement agreement on file related to the pending rate case discussed above.  A similar approach to lost margin recovery commenced in the South gas territory with the approval of new base rates on August 1, 2007, allowing for recovery of 100 percent of the difference between weather normalized revenues actually collected by the company and the revenues approved in the rate case.

The company’s Conservation Connection public education initiative in Indiana involves extensive customer education, including rebates and online energy audit and bill analysis tools, to proactively help customers use less natural gas. Since inception of the programs, nearly $1.9 million has been awarded through about 12,000 rebates; over 78,000 customers have used the online tools; and approximately 21,000 customer calls have come into the Conservation Connection call center.  Additional components of the program include low-income weatherization and school-based education.

Embedded in the pending Ohio rate case are tools and programs to mirror those underway in Indiana.

Utility Group Discussion

The Utility Group’s 2007 earnings for the year ended December 31, 2007, were $106.5 million compared to $91.4 million in 2006.    Quarterly earnings were $36.9 million and $34.4 million for the fourth quarter of 2007 and 2006, respectively.

In the company’s electric and Ohio natural gas service territories that are not protected by weather normalization mechanisms, management estimates an insignificant impact on margin from weather during the fourth quarter of 2007 compared to normal and $1.7 million favorable compared to the prior year.  For the year, management estimates the impact of weather on margin experienced during 2007 to be $5.5 million favorable compared to normal and $13.8 million favorable compared to the prior year.

Gas Utility Margin
For the quarter and year ended December 31, 2007, gas utility margins were $124.2 million and $422.2 million, respectively, an increase of $4.4 million for the quarter and $31.2 million for the year.  Residential and commercial customer usage, including lost margin recovery, increased margin $0.6 million during the quarter and $13.3 million for the year.  For all of 2007, Ohio weather was 6 percent warmer than normal, but 6 percent colder than the prior year and resulted in an estimated increase in margin of approximately $2.0 million compared to 2006.  Margin increases associated with the Vectren South gas base rate increase that was effective August 1, 2007, were $2.6 million in the quarter and $3.3 million for the year.  Recovery of gas storage carrying costs in Ohio was $0.7 million for the quarter and $2.3 million for the year.  Lastly, operating costs, including revenue and usage taxes, recovered dollar for dollar in margin increased gas margin $1.9 million in the quarter and $10.3 million for the year.  During the fourth quarter of 2007, the company resolved all remaining issues related to a 2005 disallowance by the PUCO of gas costs incurred by the Ohio utility operations, resulting in an additional charge of $1.1 million.

Electric Utility Margin
Retail & Firm Wholesale Margin
Electric retail and firm wholesale utility margins were $72.5 million and $291.5 million for the quarter and year ended December 31, 2007.  These represent increases over the prior year periods of $13.3 million and $34.4 million, respectively.  Management estimates margin impacts of the period over period increases in usage by residential and commercial customers due to weather to be $1.7 million in the quarter and $11.8 million year to date. The base rate increase that went into effect on August 15, 2007, produced incremental margin of $9.2 million for the quarter and $17.9 million for the year.  Recovery of pollution control investments and expenses increased margin $2.3 million for the quarter and $5.5 million for the year.

Margin from Wholesale Power Marketing
Wholesale power marketing margins were $8.5 million for the quarter and $21.6 million for the year, which represent increases of $5.6 million and $8.0 million, respectively.  The increases are primarily due to losses on financial contracts experienced in 2006 and higher fourth quarter 2007 wholesale prices.

Other Operating
For the year ended December 31, 2007, other operating expenses were $266.1 million, which represents an increase of $27.1 million, compared to 2006.  Operating costs recovered dollar for dollar in margin, including costs funding new Indiana energy efficiency programs, increased $9.5 million year over year.  Increases in operating costs associated with lost margin recovery and conservation initiatives that are not directly recovered in margin were $1.3 million year over year.  Costs that are directly attributable to the Vectren South rate cases, including the amortization of prior deferred costs, totaled $3.6 million in 2007.    Expenses in 2006 are reduced by the fourth quarter gain on the sale of a storage asset of approximately $4.4 million.  The remaining increases are primarily due to increased wage and benefit costs.

Other operating expenses were $67.7 million, an increase of $11.5 million for the quarter ended December 31, 2007, compared to 2006.  The increase is primarily attributable to the gain on the storage asset in 2006 discussed above, costs recovered dollar for dollar in margin that were $2.2 million greater than the prior year, and costs that are directly attributable to the Vectren South rate cases, including the amortization of prior deferred costs, as noted above.  The remaining increase is primarily due to increased wage and benefit costs.

Depreciation & Amortization
Depreciation expense was $39.0 million for the quarter and $158.4 million for the year, an annual increase of $7.1 million compared to 2006.  The increase was primarily due to increased utility plant in service.  Amortization in 2007 also includes $1.8 million of amortization associated with prior electric demand side management costs pursuant to the August 15, 2007, electric base rate order.

 Taxes Other Than Income Taxes
Taxes other than income taxes were $18.5 million for the quarter, a decrease of $0.8 million compared to the prior year quarter, and $68.1 million for the year, an increase of $3.9 million compared to 2006.  The fluctuations are primarily attributable to variations in utility receipts, excise, and usage taxes.  These variations resulted primarily from volatility in revenues and gas volumes sold, primarily in Ohio.  In 2007 property taxes increased due to increased plant in service.

Utility Group Other-net
Other-net reflects income of $3.2 million for the quarter, an increase of $0.4 million compared to the prior year quarter, and $9.4 million for the year, an increase of $1.8 million compared to 2006.  The annual increase is primarily attributable to higher interest income and capitalization of funds used during construction due to increased capital spending.

Utility Group Interest Expense
Interest expense was $21.8 million for the quarter, an increase of $1.7 million compared to the prior year quarter, and $80.6 million for the year, an increase of $3.1 million compared to 2006.  The increases reflect higher average short term debt balances.  The annual increase also reflects higher short term interest rates, and that impact was partially offset by a full year of interest savings on financing transactions completed in October 2006 which were used to retire higher interest rate debt.

Utility Group Income Taxes
In 2007, Federal and state income taxes were $24.9 million for the quarter and $66.7 million for the year, increases of $8.3 million and $19.0 million compared to the prior year periods. The higher taxes are primarily due to higher pretax income and a lower effective tax rate in 2006.  The lower effective tax rate in 2006 resulted primarily from favorable adjustments reflective of final taxes reported on 2005 state and federal income tax returns.  Additionally, in 2006 the Company recognized a $3.1 million favorable impact from an Indiana tax law change that resulted in the recalculation of certain state deferred income tax liabilities, of which $1.6 million was recorded in the fourth quarter.

Nonutility Group Discussion
All amounts following this section are after tax.  Results reported by business group are net of nonutility group corporate expense.

The company’s primary nonutility operations contributed earnings of $8.8 million in the quarter ended December 31, 2007, as compared to $4.0 million in 2006.  For the year, earnings from the primary nonutility operations were $33.7 million, an increase of $9.2 million compared to 2006.  Primary nonutility operations are Energy Marketing and Services companies, Coal Mining operations, and Energy Infrastructure Services companies.

Energy Marketing and Services
Energy Marketing and Services is comprised of the company’s wholesale and retail gas marketing businesses.  Net income generated by Energy Marketing and Services for the year ended December 31, 2007, was $22.3 million compared to $14.9 million in 2006.  Quarterly earnings were $6.7 million in 2007 and $1.9 million in 2006.

ProLiance provided the primary earnings contribution, which totaled $22.9 million in fiscal year 2007 compared to $18.3 million in fiscal year 2006. Quarter over quarter, ProLiance’s results increased $1.8 million.  Both the quarterly and annual results in 2006 contain a $6.6 million after tax charge associated with the settlement of a lawsuit.  In 2007, increased earnings from greater storage capacity were offset by lower volatility in the wholesale natural gas markets. ProLiance’s storage capacity was 40 Bcf at December 31, 2007 compared to 35 Bcf at the end of 2006.  Firm storage capacity will increase to 45 Bcf in early 2008 and to 49 Bcf by the end of 2008.  Due to this increased storage capacity, ProLiance is well-positioned to take advantage of the assumed return in market volatility.

Vectren Source earned $1.2 million in fiscal year 2007 and $1.7 million in the quarter compared to a loss of $(0.4) million in fiscal year 2006 and $(0.3) million in the prior year quarter.  The increase in earnings is primarily due to lower marketing costs in 2007 and extremely mild weather in 2006.  Vectren Source’s customer count at December 31, 2007, was about 161,000 customers as compared to the prior year end of nearly 150,000.

Coal Mining Operations
Coal Mining operations mine and sell coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Coal Mining operations earned $2.0 million in 2007 compared to $5.0 million in 2006.  Quarter over quarter, Coal mining results decreased $1.4 million in 2007 to a loss of $(0.7) million.  The decreases are primarily due to the effects of compliance with revised Mine Safety and Health Administration (MSHA) seal guidelines and the associated lost production and higher sulfur content from coal mined under a revised mining plan.  These decreases are offset somewhat by reduced operating costs from highwall mining at the Cypress Creek surface mine.

Earnings in 2008 from Coal Mining operations is expected to increase dramatically due to price increases of 4 to 5 percent, the sale of inventory at these higher prices, and the return to full production at Prosperity mine.  While Coal Mining expects an increase in safety inspections in 2008 due to the Miner Act, the company is proactively taking steps to mitigate the production impact by implementing process improvements which will increase overall productivity.  Finally, construction is going well at the new underground mines and the box-cut is expected to be started in February with production beginning in early 2009.

Energy Infrastructure Services
Energy Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline Corporation (Miller) and energy performance contracting operations through Energy Systems Group (ESG).   Energy Infrastructure’s operations contributed earnings of $2.8 million in the fourth quarter of 2007 compared to $1.4 million in 2006.  Annual earnings were $9.4 million in 2007 compared to $4.6 million in 2006.

Miller’s 2007 earnings were $1.4 million in the fourth quarter, compared to $0.8 million in 2006.  During fiscal year 2007, Miller earned approximately $6.1 million compared to $2.3 million in 2006.  The increase in Miller’s earnings contribution is due primarily to more large gas construction projects and pricing increases.  Vectren’s 100 percent ownership of Miller effective July 1, 2006 has also contributed to the annual increase.  Earnings in 2008 will be fueled by Miller’s large customers’ aging infrastructure programs, including pipeline integrity, bare steel/cast iron replacement, and riser replacement work.

ESG’s 2007 earnings were $1.5 million in the fourth quarter, compared to $0.9 million in 2006.  During fiscal year 2007, ESG earned $4.0 million compared to $3.1 million in 2006 due primarily to higher revenues.  At December 31, 2007, ESG’s backlog was $52 million.  The national focus on a comprehensive energy strategy as evidenced by the new Energy Independence and Security Act of 2007, which is a major step forward in the expansion in the production of renewable fuels and reducing the Federal government energy usage, will continue to drive ESG’s earnings in 2008 and beyond.

Synfuel-Related Results and Vectren Foundation Contribution

In 2007, the last year of synfuel operations, synfuel-related results were earnings of $6.8 million.  Of those nonrecurring operating earnings, $3.8 million ($5.8 million pretax) were contributed to the Vectren Foundation.  Net of that contribution, synfuel-related results were $3.0 million, or $0.04 per share in 2007, compared to a loss of $(5.3) million, or $(0.07) per share, in 2006.  Prior year synfuel-related activity includes a $(5.7) million after tax impairment charge related to the company’s investment in Pace Carbon Synfuels LP.   In the quarter, synfuel-related results were a loss of $(5.3) million inclusive of the Foundation contribution, compared to a loss of $(1.6) million in 2006.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on January 31, 2008
Vectren’s financial analyst call will be at 2:00 p.m. EST, January 31, 2008 at which time management will discuss financial results and earnings guidance.  To participate in the call, analysts are asked to dial 1-888-818-6237 and present the conference call ID# 30331685.  All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, and similar expressions intended to identify forward-looking statements.  Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to, factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas supply costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints; increased competition in the energy environment including effects of industry restructuring and unbundling; regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases; financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight; economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations; increased natural gas commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense; changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks; the performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the company’s coal mining, gas marketing, and energy infrastructure strategies; direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries; employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, or work stoppages; legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures; costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving inadvertent violations of state and federal laws; changes in federal, state or local legislative requirements, such as changes in tax laws or rates, environmental laws, including laws governing greenhouse gases, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2006 annual report on Form 10-K filed on February 16, 2007 and Vectren’s 2007 annual report on Form 10-K to be filed in February 2008.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.